CREDIT SUISSE Trust
10F-3
For the period July 1, 2002 through December 31, 2002

Fund

CS TRUST - EMERGING MARKETS PORTFOLIO

Date
11/18/2002

Offering

CHINA OILFIELD SERVICES LTD

Broker

MERRILL LYNCH

 Price
1.68

 Par/
 Shares

 426,000.00

% of
Offering

0.03203%

% of
Assets

1.58304%

Member

CS First Boston